Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

THE MADISON SQUARE GARDEN COMPANY

Pursuant to Section 242 of

The General Corporation Law of the State of Delaware

The Madison Square Garden Company, a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Corporation”), hereby certifies as follows:

1.    Article FIRST of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

“FIRST. The name of this corporation (hereinafter called the “Corporation”) is Madison Square Garden Sports Corp.”

2.    This Certificate of Amendment of Amended and Restated Certificate of Incorporation shall become effective at 11:59 p.m. on April 17, 2020.

3.    This Certificate of Amendment of Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, The Madison Square Garden Company has caused this certificate to be signed by Mark C. Cresitello, its Senior Vice President, Associate General Counsel and Secretary, on the 17th day of April, 2020.

THE MADISON SQUARE GARDEN COMPANY

By:	/s/ Mark C. Cresitello
Name:	Mark C. Cresitello
Title:	Senior Vice President, Associate General Counsel and Secretary